                                                                      EXHIBIT 12

                       HORACE MANN EDUCATORS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

                                             YEAR ENDED DECEMBER 31,
                                      -------------------------------------
                                       1996    1995   1994    1993    1992
                                      ------  ------  -----  ------  ------

Income from continuing operations
  before income taxes                 $100.6  $103.6  $86.2  $112.8  $ 94.2
Interest expense                        10.5    11.6    9.5     9.1    18.3
                                      ------  ------  -----  ------  ------
    Earnings                          $111.1  $115.2  $95.7  $121.9  $112.5
                                      ======  ======  =====  ======  ======

Fixed charges - interest expense      $ 10.5  $ 11.6  $ 9.5  $  9.1  $ 18.3

Ratio of earnings to fixed charges      10.6x    9.9x  10.1x   13.4x    6.1x
